Exhibit 4.6

                               ARTICLES OF MERGER
                                       OF
                         INTEGRITY FINANCIAL CORPORATION
                                  WITH AND INTO
                                    FNB CORP.


         FNB Corp. (the "surviving corporation"), a corporation organized under the laws of North Carolina, with an address at 101 Sunset Avenue, Asheboro, Randolph County, North Carolina 27203, hereby submits these Articles of Merger for the purpose of merging Integrity Financial Corporation (the "merging corporation"), a corporation organized under the laws of North Carolina, into the surviving corporation:

1. A Plan of Merger has been duly approved in the manner required by law by each of the corporations participating in the merger.

2. As provided in the Plan of Merger, the name of the surviving corporation shall be changed to "FNB United Corp." upon the effectiveness of the merger and Article I of the Articles of Incorporation of the surviving corporation shall therefore be amended to read as follows:

                  "The name of the corporation is FNB United Corp."

3. The merger will be effective upon filing.


This the 25th day of April, 2006.


                                    FNB CORP.

                                    By   /s/ Michael C. Miller
                                      ------------------------------------------
                                       Michael C. Miller, President